EXHIBIT 99.1

La-Z-Boy Incorporated Reports Strong Second Quarter Results;
Retail Segment Delivered Sales Up 3%; Board Approves 10% Increase to Quarterly Dividend

Fiscal 2025 Second Quarter Highlights:
•Consolidated delivered sales of $521 million
–Up 2% versus prior year
•Retail segment sales increased 3%
–Led by independent La-Z-Boy Furniture Galleries® acquisitions, new stores, and record Labor Day sales results
•GAAP and Non-GAAP(1) diluted EPS of $0.71
•Delivered sales and Non-GAAP(1) operating margin ahead of guidance
•Company-owned La-Z-Boy Furniture Galleries® network grew by five stores, with three new stores, two newly acquired independent La-Z-Boy Furniture Galleries® stores, and an additional two-store acquisition signed and expected to close in the third quarter
•Quarterly dividend increased to $0.22, 10% higher than the previous dividend

MONROE, Mich., November 19, 2024 -- La-Z-Boy Incorporated (NYSE: LZB), a global leader in the retail and manufacture of residential furniture, today reported strong second quarter results for the period ended October 26, 2024. For the quarter, sales totaled $521 million, growing 2% against the prior year comparable period. Operating margin was 7.4% for the quarter on a GAAP basis and 7.5% on a Non-GAAP(1) basis. Diluted earnings per share totaled $0.71 on a GAAP and Non-GAAP(1) basis. The company returned $70 million to shareholders through the first two quarters, nearly double last year's comparable period.

Written sales trends also remained solid, with second quarter total written sales for the Retail segment (company-owned La-Z-Boy Furniture Galleries®) up 6% versus a year ago and written same-store sales (which exclude the impact of newly opened stores and newly acquired stores) down a modest 1% versus a year ago. Written same-store sales for the entire La-Z-Boy Furniture Galleries® network also decreased 1% versus the year ago period. Trends were strongest during the Labor Day period, with solid results driven by accelerated consumer traffic and superior in-store execution. Furniture and Home Furnishings advance monthly retail sales growth as reported by the U.S. Census Bureau was +1% for our fiscal quarter driven by growth in home furnishings, sundry items for the home that are outside of our primary focus. The industry remains challenged with home-related spending impacted by higher mortgage rates and a lack of housing affordability and availability.

Melinda D. Whittington, President and Chief Executive Officer of La-Z-Boy Incorporated, said, “Our second quarter results demonstrate the continued progress we are making against our strategic pillars and our strong execution throughout the enterprise. We were pleased to deliver a second consecutive quarter of sales growth across our business despite the continued challenging macroeconomic trends. The combination of our iconic brand, strong product portfolio particularly in reclining and motion furniture, and our talented team again produced steady results against persistently weak consumer demand. In our company-owned La-Z-Boy Furniture Galleries®, conversion rates, average ticket, and design sales all improved again year-over-year. We are consistently solving for the unique needs of our consumers and transforming houses into homes with our high quality, comfortable custom furniture solutions.”

Whittington added, “While our Retail segment continues to lead the way, our Wholesale and Joybird businesses similarly made steady progress in the quarter. With our long heritage of made in North America manufacturing, customers continue to gravitate towards our handcrafted, customized product offering. Additionally, our Joybird brand is making meaningful improvements on its path to sustained profitable growth. Our Century Vision strategy continues to deliver and we have considerable runway ahead as we transform for the next hundred years. What will endure is the comfort, quality, and customization for which our iconic La-Z-Boy brand is known. We view these as our true differentiators, which will uniquely position us to continue to outperform the industry and grow share over the longer term.”

Third Quarter Outlook:
Bob Lucian, Chief Financial Officer of La-Z-Boy Incorporated, said, “Our strong performance in the quarter is another proof point of controlling what we can control and driving positive outcomes in a challenged industry. We outperformed our guidance with strong performance particularly around the Labor Day holiday, impressive execution, and a resolute focus on improving the agility of our operations. Furniture and home furnishings related spending continues to be soft, but we are outperforming the industry in a sustainable manner. Our expectation is for industry sales trends to remain under pressure, though we expect our growth to continue to outpace the industry. Taking those factors into account, we expect fiscal third quarter sales to be in the range of $505-525 million (an increase of 1-5% year-over-year) and Non-GAAP operating margin(2) to be in the range of 6-7%.”

Key Results:

(Unaudited, amounts in thousands, except per share data and percentages)	Quarter Ended
	10/26/2024	10/28/2023	Change
Sales	$521,027	$511,435	2%

GAAP operating income	38,772	33,612	15%
Non-GAAP operating income	39,028	40,510	(4)%

GAAP operating margin	7.4%	6.6%	80 bps
Non-GAAP operating margin	7.5%	7.9%	(40) bps

GAAP net income attributable to La-Z-Boy Incorporated	30,037	27,199	10%
Non-GAAP net income attributable to La-Z-Boy Incorporated	30,226	32,269	(6)%

Diluted weighted average common shares	42,154	43,401

GAAP diluted earnings per share	$0.71	$0.63	13%
Non-GAAP diluted earnings per share	$0.71	$0.74	(4)%

Liquidity Measures:

	Six Months Ended			Six Months Ended
(Unaudited, amounts in thousands)	10/26/2024	10/28/2023	(Unaudited, amounts in thousands)	10/26/2024	10/28/2023
Free Cash Flow			Cash Returns to Shareholders
Operating cash flow	$68,253	$56,876	Share repurchases	$53,144	$20,014
Capital expenditures	(32,769)	(26,501)	Dividends	16,731	15,632
Free cash flow	$35,484	$30,375	Cash returns to shareholders	$69,875	$35,646

(Unaudited, amounts in thousands)	10/26/2024	10/28/2023
Cash and cash equivalents	$303,062	$329,632
Restricted cash	—	3,835
Total cash, cash equivalents and restricted cash	$303,062	$333,467

Fiscal 2025 Second Quarter Results versus Fiscal 2024 Second Quarter:
•Consolidated sales in the second quarter of Fiscal 2025 increased 2% to $521 million versus last year, primarily driven by higher delivered volume within our Retail segment and Joybird business
•Consolidated GAAP operating margin was 7.4% versus 6.6%
–Consolidated Non-GAAP(1) operating margin decreased 40 basis points to 7.5% versus 7.9%, due to demand challenges in our casegoods import business and a significant temporary customer disruption in our international wholesale business
•GAAP diluted EPS increased to $0.71 from $0.63 and Non-GAAP(1) diluted EPS totaled $0.71 versus $0.74 last year in the comparable period

Retail Segment:
•Sales:
–Written sales for the Retail segment (company-owned La-Z-Boy Furniture Galleries® stores) increased 6% with growth from new and acquired stores, more than offsetting slightly lower same-store sales compared to the year ago period
▪Written same-store sales decreased 1%, driven by lower traffic from softer industry-wide demand, partially offset by strong execution driving higher conversion rates
–Delivered sales increased 3% to $222 million versus last year, primarily due to growth from new and acquired stores
•Operating Margin:
–GAAP operating margin and GAAP operating income were 12.6% and $28 million, versus 13.0% and $28 million, respectively
▪Non-GAAP(1) operating margin and Non-GAAP(1) operating income were 12.6% and $28 million, down 40 basis points and flat, respectively, driven by an increase in selling expense and fixed costs supporting our long-term strategy of growing our Retail business through new and acquired stores, partially offset by gross margin improvements resulting from a favorable shift in product mix

Wholesale Segment:
•Sales:
–Sales were roughly flat at $364 million, as higher sales to our Retail segment mostly offset lowered delivered sales in our international wholesale business
•Operating Margin:
–GAAP operating margin was 6.7% versus 5.9%
▪Non-GAAP(1) operating margin was 6.8%, down 90 basis points from the year ago period driven by demand and macroeconomic challenges in our casegoods import business and fixed cost deleverage on lower sales in our international wholesale business due to a significant temporary customer disruption

Corporate & Other:
•Joybird written sales increased 1% and delivered sales increased 20% to $39 million on stronger sales trends in both our online and retail businesses
•Joybird operating margin performance saw year-over-year improvement from higher gross margins driven by favorable product mix and fixed cost leverage on higher sales leading to breakeven operating margin

Balance Sheet and Cash Flow, Fiscal 2025 Second Quarter:
•Ended the quarter with $303 million in cash(3) and no external debt
•Generated $16 million in cash from operations versus $31 million in the second quarter of last fiscal year. Year to date, cash flow from operations was $68 million, up 20% from last year's comparable period
•Invested $17 million in capital expenditures, primarily related to La-Z-Boy Furniture Galleries® (new stores and remodels)
•Returned approximately $28 million to shareholders, including $19 million in share repurchases and $8 million in dividends. Year to date, $70 million has been returned to shareholders, nearly double the same period last year

Dividend:
On November 19, 2024, the Board of Directors declared a quarterly cash dividend of $0.22 per share on the common stock of the company, a 10% increase over the previous dividend. The dividend will be paid on December 16, 2024, to shareholders of record on December 5, 2024.

Conference Call:
La-Z-Boy will hold a conference call with the investment community on Wednesday, November 20, 2024, at 8:30 a.m. ET. The toll-free dial-in number is (888) 506-0062; international callers may use (973) 528-0011. Enter Participant Access Code: 770725.

The call will be webcast live, with corresponding slides, and archived on the internet. It will be available at https://lazboy.gcs-web.com/. A telephone replay will be available for a week following the call. This replay will be accessible to callers from the U.S. and Canada at (877) 481-4010 and to international callers at (919) 882-2331. Enter Replay Passcode: 51407. The webcast replay will be available for one year.

Investor Relations Contact:
Mark Becks, CFA, (734) 457-9538
mark.becks@la-z-boy.com

About La-Z-Boy:
La-Z-Boy Incorporated brings the transformational power of comfort to people, homes, and communities around the world - a mission that began when its founders invented the iconic recliner in 1927. Today, the company operates as a vertically integrated furniture retailer and manufacturer, committed to uncompromising quality and compassion for its consumers.

The Retail segment consists of 193 company-owned La-Z-Boy Furniture Galleries® stores and is part of a broader network of over 350 La-Z-Boy Furniture Galleries® that, with La-Z-Boy.com, serve customers nationwide. Joybird®, an e-commerce retailer and manufacturer of modern upholstered furniture, has 12 stores in the U.S. In the Wholesale segment, La-Z-Boy manufactures comfortable, custom furniture for its Furniture Galleries® and a variety of retail channels, England Furniture Co. offers custom upholstered furniture, and casegoods brands Kincaid®, American Drew®, and Hammary® provide pieces that make every room feel like home. To learn more, please visit: https://www.la-z-boy.com/.

Notes:
(1)Non-GAAP amounts for the second quarter of fiscal 2025 exclude:
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.3 million pre-tax, or less than $0.01 per diluted share, all included in operating income

Non-GAAP amounts for the second quarter of fiscal 2024 exclude:
•a $6.6 million pre-tax, or $0.11 per diluted share, related to our supply chain optimization actions
•purchase accounting charges related to acquisitions completed in prior periods totaling $0.3 million pre-tax, or less than $0.01 per diluted share, all included in operating income

(2)This reference to Non-GAAP operating margin for a future period is a Non-GAAP financial measure. We have not provided a reconciliation of Non-GAAP operating margin for future periods in this press release because such reconciliation cannot be provided without unreasonable efforts.

Please refer to the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Measures: Segment Information” for detailed information on calculating the Non-GAAP financial measures used in this press release and a reconciliation to the most directly comparable GAAP measure.

(3)Cash includes cash, cash equivalents and restricted cash.

Cautionary Note Regarding Forward-Looking Statements:
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Generally, forward-looking statements include information concerning expectations, projections or trends relating to our results of operations, financial results, financial condition, strategic initiatives and plans, expenses, dividends, share repurchases, liquidity, use of cash and cash requirements, borrowing capacity, investments, future economic performance, and our business and industry.

The forward-looking statements in this press release are based on certain assumptions and currently available information and are subject to various risks and uncertainties, many of which are unforeseeable and beyond our control. Additional risks and uncertainties that we do not presently know about or that we currently consider to be immaterial may also affect our business operations and financial results. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed in our Fiscal 2024 Annual Report on Form 10-K and other factors identified in our reports filed with the Securities and Exchange Commission (the “SEC”), available on the SEC’s website at www.sec.gov. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. We are including this cautionary note to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason.

Non-GAAP Financial Measures:
In addition to the financial measures prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), this press release also includes Non-GAAP financial measures. Management uses these Non-GAAP financial measures when assessing our ongoing performance. This press release contains references to Non-GAAP operating income (on a consolidated basis and by segment), Non-GAAP operating margin (on a consolidated basis and by segment), and Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share, Non-GAAP diluted earnings per share (and components thereof, including Non-GAAP income before income taxes and Non-GAAP net income attributable to La-Z-Boy Incorporated), each of which may exclude, as applicable, supply chain optimization charges and purchase accounting charges. The supply chain optimization charges include asset impairment costs, accelerated depreciation expense, lease termination gains, severance costs, and employee relocation costs related to shifting upholstery production from our Ramos, Mexico operations to other upholstery plants and relocating our cut and sew operations back to Ramos, Mexico, resulting in the permanent closure of our leased cut and sew facility in Parras, Mexico. The purchase accounting charges include the amortization of intangible assets, incremental expense upon the sale of inventory acquired at fair value, and fair value adjustments of future cash payments recorded as interest expense. These Non-GAAP financial measures are not meant to be considered superior to or a substitute for La-Z-Boy Incorporated’s results of operations prepared in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Reconciliations of such Non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the accompanying tables.

Management believes that presenting certain Non-GAAP financial measures will help investors understand the long-term profitability trends of our business and compare our profitability to prior and future periods and to our peers. Management excludes purchase accounting charges because the amount and timing of such charges are significantly impacted by the timing, size, number and nature of the acquisitions consummated and the success with which we operate the businesses acquired. While the company has a history of acquisition activity, it does not acquire businesses on a predictable cycle, and the impact of purchase accounting charges is unique to each acquisition and can vary significantly from acquisition to acquisition. Similarly, supply chain optimization charges are dependent on the timing, size, number and nature of the operations being closed, consolidated or centralized, and the charges may not be incurred on a predictable cycle. Management believes that exclusion of these items facilitates more consistent comparisons of the company’s operating results over time. Where applicable, the accompanying “Reconciliation of GAAP to Non-GAAP Financial Measures” tables present the excluded items net of tax calculated using the effective tax rate from operations for the period in which the adjustment is presented.

# # #

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Six Months Ended
(Unaudited, amounts in thousands, except per share data)	10/26/2024	10/28/2023	10/26/2024	10/28/2023
Sales	$521,027	$511,435	$1,016,559	$993,086
Cost of sales	290,379	288,830	572,568	564,753
Gross profit	230,648	222,605	443,991	428,333
Selling, general and administrative expense	191,876	188,993	372,849	360,195
Operating income	38,772	33,612	71,142	68,138
Interest expense	(99)	(101)	(309)	(223)
Interest income	3,730	4,042	8,154	7,098
Other income (expense), net	(1,879)	104	(2,497)	660
Income before income taxes	40,524	37,657	76,490	75,673
Income tax expense	10,671	9,963	19,833	20,053
Net income	29,853	27,694	56,657	55,620
Net (income) attributable to noncontrolling interests	184	(495)	(461)	(942)
Net income attributable to La-Z-Boy Incorporated	$30,037	$27,199	$56,196	$54,678

Basic weighted average common shares	41,708	43,008	41,880	43,123
Basic net income attributable to La-Z-Boy Incorporated per share	$0.72	$0.63	$1.34	$1.27

Diluted weighted average common shares	42,154	43,401	42,316	43,479
Diluted net income attributable to La-Z-Boy Incorporated per share	$0.71	$0.63	$1.33	$1.26

LA-Z-BOY INCORPORATED
CONSOLIDATED BALANCE SHEET

(Unaudited, amounts in thousands, except par value)	10/26/2024	4/27/2024
Current assets
Cash and equivalents	$303,062	$341,098
Receivables, net of allowance of $5,586 at 10/26/2024 and $5,076 at 4/27/2024	128,518	139,213
Inventories, net	289,209	263,237
Other current assets	98,372	93,260
Total current assets	819,161	836,808
Property, plant and equipment, net	314,387	298,224
Goodwill	221,950	214,453
Other intangible assets, net	49,345	47,251
Deferred income taxes – long-term	8,388	10,283
Right of use lease assets	453,434	446,466
Other long-term assets, net	61,530	59,957
Total assets	$1,928,195	$1,913,442

Current liabilities
Accounts payable	$107,545	$96,486
Lease liabilities, short-term	78,627	77,027
Accrued expenses and other current liabilities	248,718	263,768
Total current liabilities	434,890	437,281
Lease liabilities, long-term	411,414	404,724
Other long-term liabilities	61,609	58,077
Shareholders' equity
Preferred shares – 5,000 authorized; none issued	—	—
Common shares, $1.00 par value – 150,000 authorized; 41,647 outstanding at 10/26/2024 and 42,440 outstanding at 4/27/2024	41,647	42,440
Capital in excess of par value	377,258	368,485
Retained earnings	594,632	598,009
Accumulated other comprehensive loss	(3,612)	(5,870)
Total La-Z-Boy Incorporated shareholders' equity	1,009,925	1,003,064
Noncontrolling interests	10,357	10,296
Total equity	1,020,282	1,013,360
Total liabilities and equity	$1,928,195	$1,913,442

LA-Z-BOY INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS

	Six Months Ended
(Unaudited, amounts in thousands)	10/26/2024	10/28/2023
Cash flows from operating activities
Net income	$56,657	$55,620
Adjustments to reconcile net income to cash provided by operating activities
Loss on disposal and impairment of assets	40	559
Gain on sale of investments	(113)	(1,136)
Provision for doubtful accounts	477	44
Depreciation and amortization	23,644	25,092
Amortization of right-of-use lease assets	41,817	37,285
Lease impairment/(settlement)	—	(1,175)
Equity-based compensation expense	9,047	7,337
Change in deferred taxes	2,377	(340)
Change in receivables	10,000	(9,843)
Change in inventories	(22,625)	9,757
Change in other assets	(9,626)	(1,361)
Change in payables	12,380	(4,040)
Change in lease liabilities	(42,721)	(38,121)
Change in other liabilities	(13,101)	(22,802)
Net cash provided by operating activities	68,253	56,876

Cash flows from investing activities
Proceeds from disposals of assets	176	4,037
Capital expenditures	(32,769)	(26,501)
Purchases of investments	(5,317)	(17,485)
Proceeds from sales of investments	10,225	21,956
Acquisitions	(17,841)	(7,311)
Net cash used for investing activities	(45,526)	(25,304)

Cash flows from financing activities
Payments on finance lease liabilities	(291)	(206)
Holdback payments for acquisitions	—	(5,000)
Stock issued for stock and employee benefit plans, net of shares withheld for taxes	9,887	(1,859)
Repurchases of common stock	(53,144)	(20,014)
Dividends paid to shareholders	(16,731)	(15,632)
Dividends paid to minority interest joint venture partners (1)	(1,414)	(1,172)
Net cash used for financing activities	(61,693)	(43,883)

Effect of exchange rate changes on cash and equivalents	930	(900)
Change in cash, cash equivalents and restricted cash	(38,036)	(13,211)
Cash, cash equivalents and restricted cash at beginning of period	341,098	346,678
Cash, cash equivalents and restricted cash at end of period	$303,062	$333,467

Supplemental disclosure of non-cash investing activities
Capital expenditures included in payables	$4,420	$3,079
(1)Includes dividends paid to joint venture minority partners resulting from the repatriation of dividends from our foreign earnings that we no longer consider permanently reinvested.

LA-Z-BOY INCORPORATED
SEGMENT INFORMATION

	Quarter Ended		Six Months Ended
(Unaudited, amounts in thousands)	10/26/2024	10/28/2023	10/26/2024	10/28/2023
Sales
Wholesale segment:
Sales to external customers	$258,983	$263,738	$515,003	$499,989
Intersegment sales	104,914	101,229	199,794	198,453
Wholesale segment sales	363,897	364,967	714,797	698,442

Retail segment sales	221,564	214,309	423,934	422,552

Corporate and Other:
Sales to external customers	40,480	33,388	77,622	70,545
Intersegment sales	1,607	2,844	3,173	5,748
Corporate and Other sales	42,087	36,232	80,795	76,293

Eliminations	(106,521)	(104,073)	(202,967)	(204,201)
Consolidated sales	$521,027	$511,435	$1,016,559	$993,086

Operating Income (Loss)
Wholesale segment	$24,529	$21,450	$48,528	$44,953
Retail segment	27,897	27,935	48,546	57,199
Corporate and Other	(13,654)	(15,773)	(25,932)	(34,014)
Consolidated operating income	$38,772	$33,612	$71,142	$68,138

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

	Quarter Ended		Six Months Ended
(Amounts in thousands, except per share data)	10/26/2024	10/28/2023	10/26/2024	10/28/2023
GAAP gross profit	$230,648	$222,605	$443,991	$428,333
Purchase accounting charges (1)	—	—	140	—
Supply chain optimization charges (2)	—	3,615	—	3,762
Non-GAAP gross profit	$230,648	$226,220	$444,131	$432,095

GAAP SG&A	$191,876	$188,993	$372,849	$360,195
Purchase accounting charges (3)	(256)	(253)	(510)	(508)
Supply chain optimization charges (4)	—	(3,030)	—	(1,855)
Non-GAAP SG&A	$191,620	$185,710	$372,339	$357,832

GAAP operating income	$38,772	$33,612	$71,142	$68,138
Purchase accounting charges	256	253	650	508
Supply chain optimization charges	—	6,645	—	5,617
Non-GAAP operating income	$39,028	$40,510	$71,792	$74,263

GAAP income before income taxes	$40,524	$37,657	$76,490	$75,673
Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	256	253	650	556
Supply chain optimization charges	—	6,645	—	5,617
Non-GAAP income before income taxes	$40,780	$44,555	$77,140	$81,846

GAAP net income attributable to La-Z-Boy Incorporated	$30,037	$27,199	$56,196	$54,678
Purchase accounting charges recorded as part of gross profit, SG&A, and interest expense	256	253	650	556
Tax effect of purchase accounting	(67)	(67)	(168)	(147)
Supply chain optimization charges	—	6,645	—	5,617
Tax effect of supply chain optimization	—	(1,761)	—	(1,489)
Non-GAAP net income attributable to La-Z-Boy Incorporated	$30,226	$32,269	$56,678	$59,215

GAAP net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.71	$0.63	$1.33	$1.26
Purchase accounting charges, net of tax, per share	—	—	0.01	0.01
Supply chain optimization charges, net of tax, per share	—	0.11	—	0.09
Non-GAAP net income attributable to La-Z-Boy Incorporated per diluted share ("Diluted EPS")	$0.71	$0.74	$1.34	$1.36
(1)Includes incremental expense upon the sale of inventory acquired at fair value.
(2)Fiscal 2024 includes severance charges related to shifting upholstery production from our Ramos, Mexico operations to other upholstery plants and relocating our cut and sew operations back to Ramos, Mexico, resulting in the permanent closure of our leased cut and sew facility in Parras, Mexico.
(3)Includes amortization of intangible assets.
(4)The second quarter of fiscal 2024 includes accelerated depreciation of fixed assets related to shifting upholstery production from our Ramos, Mexico operations to other upholstery plants and relocating our cut and sew operations back to Ramos, Mexico, resulting in the permanent closure of our leased cut and sew facility in Parras, Mexico. The first six months of fiscal 2024 also includes a $1.2 million gain related to the settlement of the Torreón, Mexico lease obligation on previously impaired assets.

LA-Z-BOY INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
SEGMENT INFORMATION

	Quarter Ended				Six Months Ended
(Amounts in thousands)	10/26/2024	% of sales	10/28/2023	% of sales	10/26/2024	% of sales	10/28/2023	% of sales
GAAP operating income (loss)
Wholesale segment	$24,529	6.7%	$21,450	5.9%	$48,528	6.8%	$44,953	6.4%
Retail segment	27,897	12.6%	27,935	13.0%	48,546	11.5%	57,199	13.5%
Corporate and Other	(13,654)	N/M	(15,773)	N/M	(25,932)	N/M	(34,014)	N/M
Consolidated GAAP operating income	$38,772	7.4%	$33,612	6.6%	$71,142	7.0%	$68,138	6.9%

Non-GAAP items affecting operating income
Wholesale segment	$57		$6,699		$112		$5,726
Retail segment	—		—		140		—
Corporate and Other	199		199		398		399
Consolidated Non-GAAP items affecting operating income	$256		$6,898		$650		$6,125

Non-GAAP operating income (loss)
Wholesale segment	$24,586	6.8%	$28,149	7.7%	$48,640	6.8%	$50,679	7.3%
Retail segment	27,897	12.6%	27,935	13.0%	48,686	11.5%	57,199	13.5%
Corporate and Other	(13,455)	N/M	(15,574)	N/M	(25,534)	N/M	(33,615)	N/M
Consolidated Non-GAAP operating income	$39,028	7.5%	$40,510	7.9%	$71,792	7.1%	$74,263	7.5%

N/M - Not Meaningful